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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
USDATA Corporation:


We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-65505 and 333-82927) of USDATA Corporation of our report dated February 2, 2001, except for note 2, which is as of February 26, 2001 and note 14, which is as of March 30, 2001, relating to the consolidated balance sheets of USDATA Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss and cash flows for the years then ended, and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of USDATA Corporation.


                                                      KPMG LLP

Dallas, Texas
March 30, 2001